Exhibit 99.1

SUNCOKE ENERGY, INC. REPORTS THIRD QUARTER 2012 RESULTS

•	Net income attributable to shareholders increased 74 percent to $31.6 million, or $0.45 per diluted share, in third quarter 2012

•	Adjusted EBITDA rose $27.6 million to $72.4 million in third quarter 2012, driven primarily by the contribution of our new Middletown, Ohio facility

•	Adjusted EBITDA per ton in our U.S. cokemaking business (inclusive of Jewell Coke and Other Domestic Coke segments) reached $61 per ton in third quarter 2012, an increase of more than $11 per ton

•	Coal Mining Adjusted EBITDA improved slightly to $10.7 million on higher average coal sale prices and volumes, and the favorable impact of a contingent consideration adjustment

Lisle, IL (October 24, 2012) – SunCoke Energy, Inc. (NYSE: SXC) today reported third quarter 2012 net income attributable to shareholders of $31.6 million, up from $18.2 million in third quarter 2011.

“Our third quarter performance demonstrates the power of a consistent focus on operational excellence,” said Fritz Henderson, Chairman and Chief Executive Officer of SunCoke Energy, Inc. “Our entire U.S. cokemaking fleet continued to deliver strong results, with our new Middletown facility fueling a significant portion of the increase. Adjusted EBITDA increased 62 percent to $72.4 million in the third quarter and U.S. Domestic Coke Adjusted EBITDA per ton at $61 exceeded our target.

Henderson continued, “Our coal mining segment finished the quarter up slightly as a result of higher year-over-year sales prices and volumes and the favorable impact of a contingent consideration adjustment. However, higher production costs and reject rates offset most of this benefit. In light of the continuing weak coal environment, we are taking more aggressive actions to reduce costs and improve productivity in our coal mining business to position ourselves for 2013.”

Henderson added, “With year end approaching, we have a clearer view into our 2012 expected results and estimate that full year 2012 Adjusted EBITDA will be $255 million to $270 million and 2012 capital expenditures will total about $75 million.”

SunCoke Energy, Inc.

Third Quarter 2012 Earnings

CONSOLIDATED RESULTS

	Three months ended September 30,
(In millions, except per share data)	2012	2011	Increase
Total Revenues	$480.5	$403.5	$77.0
Operating Income	$52.7	$30.0	$22.7
Adjusted EBITDA(1)	$72.4	$44.8	$27.6
Net Income Attributable to Shareholders	$31.6	$18.2	$13.4
Net Income Per Share - Diluted	$0.45	$0.26	$0.19

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.

Total revenues rose 19 percent to $480.5 million in third quarter 2012, largely driven by sales at our new Middletown facility, which contributed $76.7 million to revenue.

The climb in operating income and Adjusted EBITDA, which grew 76 percent and 62 percent, respectively, reflected the contribution of our Middletown facility, lower corporate costs and continued solid performance across all our cokemaking facilities.

The 74 percent increase in net income attributable to shareholders in third quarter 2012 was led by the contribution of our Middletown facility and lower corporate costs. This increase was partly offset by financing costs related to our standalone corporate structure.

SEGMENT RESULTS

Jewell Coke

The Jewell Coke segment consists of our cokemaking operations in Vansant, Virginia. Substantially all of the metallurgical coal used at our Jewell cokemaking facility is supplied from our coal mining operations. Beginning in first quarter 2012, the intersegment coal costs charged to the Jewell Coke segment are reflective of the contract price Jewell Coke charges its customer. Prior year periods have been adjusted to reflect this change.

	Three months ended September 30,
			Increase/
(In millions, except per ton amounts)	2012	2011	(Decrease)
Segment Revenues	$74.2	$71.0	$3.2
Adjusted EBITDA(1)	$13.6	$13.9	$(0.3)
Sales Volumes (in thousands of tons)	183	191	(8)
Adjusted EBITDA per Ton(1)	$74.32	$72.77	$1.55

(1)	See definition of Adjusted EBITDA and Adjusted EBITDA per Ton and reconciliation elsewhere in this release.

•

Revenues increased by $3.2 million in third quarter 2012 due to the pass-through of higher coal costs partly offset by lower coke sales volumes. Sales volumes were down due to the timing of shipments to our customer.

•	Adjusted EBITDA declined slightly in third quarter 2012 due to lower coke sales volumes.

SunCoke Energy, Inc.

Third Quarter 2012 Earnings

Other Domestic Coke

Other Domestic Coke consists of cokemaking facilities and heat recovery operations at our Indiana Harbor, Haverhill, Granite City and Middletown plants. The Middletown cokemaking facility commenced operations in October 2011. On September 30, 2011, we increased our ownership interest in the partnership that owns the Indiana Harbor cokemaking facility from 66 percent to 85 percent by acquiring the interest held by one of the unaffiliated third-party partners.

	Three months ended September 30,
(In millions, except per ton amounts)	2012	2011	Increase
Segment Revenues	$388.7	$310.0	$78.7
Adjusted EBITDA(1)(2)	$54.9	$34.3	$20.6
Sales Volumes (in thousands of tons)	933	777	156
Adjusted EBITDA per Ton(1)	$58.84	$44.14	$14.70

(1)	See definitions of Adjusted EBITDA and Adjusted EBITDA per Ton and reconciliations elsewhere in this release.
(2)	Excludes income (loss) attributable to noncontrolling interest in Indiana Harbor.

•	Our Middletown facility contributed $76.7 million to segment revenues and $16.9 million to segment Adjusted EBITDA in third quarter 2012.

•

Excluding Middletown, segment Adjusted EBITDA benefited from solid performance across all our facilities reflecting better coal-to-coke yield and operating expense recovery versus third quarter 2011, partly offset by lower energy sales. Our increased ownership interest in our Indiana Harbor facility also benefited Adjusted EBITDA by approximately $1.6 million by reducing income attributable to noncontrolling interest.

International Coke

International Coke consists of a cokemaking facility in Vitória, Brazil, which we operate for a Brazilian affiliate of ArcelorMittal. International Coke earns operating and technology licensing fees based on production, and recognizes a dividend on its preferred stock investment, generally in the fourth quarter, assuming certain minimum production levels are achieved at the facility.

•	Segment Adjusted EBITDA declined from $1.7 million to $0.9 million primarily due to lower sales volumes.

Coal Mining

Coal Mining consists of our metallurgical coal mining activities conducted in Virginia and West Virginia. A substantial portion of the metallurgical coal produced by our coal mining operations is sold to our Jewell Coke segment for conversion into metallurgical coke. Beginning in first quarter 2012, intersegment coal revenues for sales to the Jewell Coke segment are reflective of the contract price Jewell Coke charges its customer. Prior year periods have been adjusted to reflect this change.

SunCoke Energy, Inc.

Third Quarter 2012 Earnings

	Three months ended September 30,
(In millions, except per ton amounts)	2012	2011	Increase/ (Decrease)

Total Segment Revenues (including sales to affiliates)	$65.1	$57.2	$7.9
Segment Revenues (excluding sales to affiliates)	$8.9	$12.7	$(3.8)
Adjusted EBITDA(1)	$10.7	$9.2	$1.5
Coal Production (in thousands of tons)	349	340	9
Sales Volumes (in thousands of tons)(2)	392	371	21
Sales Price per ton (excludes transportation costs)(3)	$165.17	$154.85	$10.32
Adjusted EBITDA per Ton(1)	$27.30	$24.80	$2.50

(1)	See definitions of Adjusted EBITDA and Adjusted EBITDA per Ton and reconciliations elsewhere in this release.
(2)	Includes production from Company and contract-operated mines.
(3)	Includes sales to affiliates.

•

Coal Mining segment revenues benefited from higher average sale prices and higher internal sales volumes. The higher average sales price reflects a favorable shift in mix with mid-volatile coal representing a larger proportion of coal sold in third quarter 2012.

•

The increase in Adjusted EBITDA reflects higher sales of mid-volatile coal offset by increased production costs reflecting a change in mix of coal mined as mid-volatile coal, which generally costs more to mine, represented a larger portion of third quarter 2012 production. Additionally, the current period benefited by approximately $1.3 million due to a favorable fair value adjustment related to our Harold Keene Coal Co., Inc. contingent consideration arrangement.

Corporate and Other

Corporate expenses declined by $6.6 million to $7.7 million in third quarter 2012. The decline primarily reflects favorable comparison to third quarter 2011, which included $2.5 million of Middletown costs, $1.9 million in lower charges from Sunoco and $1.7 million of restructuring costs.

Financing (Expense)/Income

Net financing expense was $12.2 million for third quarter 2012 as compared with financing expense of $3.3 million in third quarter 2011. The $8.9 million change is primarily a result of two factors: $4.6 million of capitalized interest related to projects at our Middletown facility in third quarter 2011 and $3.5 million of higher interest expense in the current period versus the same prior year period due to the timing of our 2011 debt issuance.

COMBINED CASH FLOWS AND FINANCIAL POSITION

Cash Flows

Net cash provided by operating activities rose $19.1 million to $77.8 million in the nine months ended September 30, 2012 due to strong business results driven by our new Middletown facility.

Capital expenditures were $40.6 million in the nine months ended September 30, 2012, a decrease of $143.6 million. As a comparison, in the nine months ended September 30, 2011, capital expenditures of $184.2 million included $145.4 million related to the construction of our Middletown facility.

SunCoke Energy, Inc.

Third Quarter 2012 Earnings

2012 OUTLOOK

The following summarizes the Company’s 2012 guidance:

•	Earnings per share (assuming a 22 percent tax rate) is expected to be between $1.30 and $1.40

•	Full year 2012 Adjusted EBITDA is projected to be between $255 million and $270 million

•	Capital expenditures and investments are anticipated to be approximately $75 million

•	Corporate costs are expected to be between $29 million and $32 million

•	Domestic coke production is expected to be in excess of 4.3 million tons

•	Coal production is projected to be approximately 1.4 million tons

•	Free cash flow is expected to be in excess of $100 million

•	The effective tax rate for the full year 2012 is expected to be between 20 percent and 24 percent, and the cash tax rate is expected to be between 10 percent and 15 percent

DEFINITIONS

•

Adjusted EBITDA represents earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) adjusted for sales discounts and the deduction of income attributable to noncontrolling interests in our Indiana Harbor cokemaking operations. EBITDA reflects sales discounts included as a reduction in sales and other operating revenue. The sales discounts represent the sharing with customers of a portion of nonconventional fuel tax credits, which reduce our income tax expense. However, we believe our Adjusted EBITDA would be inappropriately penalized if these discounts were treated as a reduction of EBITDA since they represent sharing of a tax benefit that is not included in EBITDA. Accordingly, in computing Adjusted EBITDA, we have added back these sales discounts. Our Adjusted EBITDA also reflects the deduction of income attributable to noncontrolling interests in our Indiana Harbor cokemaking operations. EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under GAAP and may not be comparable to other similarly titled measures in other businesses. Adjusted EBITDA does not represent and should not be considered as an alternative to net income as determined by GAAP, and calculations thereof may not be comparable to those reported by other companies. We believe Adjusted EBITDA is an important measure of operating performance and provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance. Adjusted EBITDA is a measure of operating performance that is not defined by GAAP and should not be considered a substitute for net (loss) income as determined in accordance with GAAP. See the tables (unaudited) at the end of this release for reconciliations of net income to Adjusted EBITDA.

•	Adjusted EBITDA per Ton represents Adjusted EBITDA divided by tons sold.

•

Free Cash Flow equals cash from operations less cash used in investing activities less cash distributions to noncontrolling interests. Management believes Free Cash Flow information enhances an investor’s understanding of a business’ ability to generate cash. Free Cash Flow does not represent and should not be considered an alternative to net income or cash flows from operating activities as determined under GAAP and may not be comparable to other similarly titled measures of other businesses.

RELATED COMMUNICATIONS

The Company will host an investor conference call today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). This conference call will be webcast live and archived for replay on the Investor Relations section of www.suncoke.com. Participants can listen in by dialing 1-800-471-6718

SunCoke Energy, Inc.

Third Quarter 2012 Earnings

(domestic) or 1-630-691-2735 (international) and referencing confirmation 33476082. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A replay of the call will be available for seven days by calling 1-888-843-7419 (domestic) or 1-630-652-3042 (international) and referencing confirmation 33476082#.

UPCOMING ITEMS

SunCoke plans to participate in the following investor conference:

•	Dahlman Rose Global Metals, Mining & Materials Conference on November 13, 2012 in New York, NY

SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. is the largest independent producer of metallurgical coke in the Americas, with 50 years of experience supplying coke to the integrated steel industry. Our advanced, heat recovery cokemaking process produces high-quality coke for use in steelmaking, captures waste heat for derivative energy resale and meets or exceeds environmental standards. Our cokemaking facilities are located in Virginia, Indiana, Ohio, Illinois and Vitoria, Brazil, and our coal mining operations, which have more than 114 million tons of proven and probable reserves, are located in Virginia and West Virginia. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

FORWARD LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Such forward-looking statements are based on management’s beliefs and assumptions and on information currently available. You should not put undue reliance on any forward-looking statements. Forward-looking statements include all statements that are not historical facts and may be identified by the use of forward looking terminology such as the words “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions. Forward-looking statements involve risks, uncertainties and assumptions.

Risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements include economic, business, competitive and/or regulatory factors affecting the Company’s business, as well as uncertainties related to the outcomes of pending or future litigation, legislation, or regulatory actions. Among such risks are: changes in levels of production, production capacity, pricing and/or margins for metallurgical coal and coke; variation in availability, quality and supply of metallurgical coal used in the cokemaking process, including as a result of non-performance by our suppliers; changes in the marketplace that may affect supply and demand for our metallurgical coal and/or coke products, including increased exports of coke from China related to reduced export duties and export quotas and increasing competition from alternative steelmaking and cokemaking technologies that have the potential to reduce or eliminate the use of metallurgical coke; our dependence on, and relationships with, and other conditions affecting, our customers; severe financial hardship or bankruptcy of one of more of our major customers, or the occurrence of a customer default and other events affecting our ability to collect payments from our customers; volatility and cyclical downturns in the carbon steel industry and other industries in which our customers operate; our ability to enter into new, or renew existing, long-term agreements upon favorable terms for the supply of metallurgical coke to domestic and/or foreign steel producers; our ability to develop, design, permit, construct, start up or operate new cokemaking facilities in the U.S.; our ability to successfully implement our international growth strategy; our ability to consummate investments under favorable terms, including with respect to existing cokemaking facilities, which may utilize by-product technology, in the U.S. and Canada, and integrate them into our existing businesses and have them perform at anticipated levels; the timing and structure of the planned MLP may change; unanticipated developments may delay or negatively impact the planned MLP; receipt of

SunCoke Energy, Inc.

Third Quarter 2012 Earnings

regulatory approvals and compliance with contractual obligations required in connection with the planned MLP; the impact of the planned MLP on our relationships with our employees, customers and vendors and our credit rating and cost of funds; changes in market conditions; future opportunities that our Board of Directors may determine present greater potential value to stockholders than the planned MLP; age of, and changes in the reliability, efficiency and capacity of the various equipment and operating facilities used in our coal mining and/or cokemaking operations, and in the operations of our major customers, business partners and/or suppliers; changes in the expected operating levels of our assets; our ability to meet minimum volume requirements, coal-to-coke yield standards and coke quality requirements in our coke sales agreements; changes in the level of capital expenditures or operating expenses, including any changes in the level of environmental capital, operating or remediation expenditures; our ability to service our outstanding indebtedness; our ability to comply with the restrictions imposed by our financing arrangements; nonperformance or force majeure by, or disputes with or changes in contract terms with, major customers, suppliers, dealers, distributors or other business partners; availability of skilled employees for our coal mining and/or cokemaking operations, and other workplace factors; effects of railroad, barge, truck and other transportation performance and costs, including any transportation disruptions; effects of adverse events relating to the operation of our facilities and to the transportation and storage of hazardous materials (including equipment malfunction, explosions, fires, spills, and the effects of severe weather conditions); our ability to enter into joint ventures and other similar arrangements under favorable terms; changes in the availability and cost of equity and debt financing; impact on our liquidity and ability to raise capital as a result of changes in the credit ratings assigned to our indebtedness; changes in credit terms required by our suppliers; risks related to labor relations and workplace safety; changes in, or new, statutes, regulations, governmental policies and taxes, or their interpretations, including those relating to the environment and global warming; the existence of hazardous substances or other environmental contamination on property owned or used by us; the availability of future permits authorizing the disposition of certain mining waste; claims of our noncompliance with any statutory and regulatory requirements; changes in the status of, or initiation of new litigation, arbitration, or other proceedings to which we are a party or liability resulting from such litigation, arbitration, or other proceedings; historical combined and consolidated financial data may not be reliable indicator of future results; effects resulting from our separation from Sunoco, Inc.; incremental costs as a stand-alone public company; our substantial indebtedness; certain covenants in our debt documents; our ability to secure new coal supply agreements or to renew existing coal supply agreements; our ability to acquire or develop coal reserves in an economically feasible manner; defects in title or the loss of one or more mineral leasehold interests; disruptions in the quantities of coal produced by our contract mine operators; our ability to obtain and renew mining permits, and the availability and cost of surety bonds needed in our coal mining operations; changes in product specifications for either the coal or coke that we produce; changes in insurance markets impacting costs and the level and types of coverage available, and the financial ability of our insurers to meet their obligations; changes in accounting rules and/or tax laws or their interpretations, including the method of accounting for inventories, leases and/or pensions; changes in financial markets impacting pension expense and funding requirements; the accuracy of our estimates of reclamation and other mine closure obligations; and effects of geologic conditions, weather, natural disasters and other inherent risks beyond our control. Unpredictable or unknown factors not disclosed in this release also could have material adverse effects on forward-looking statements.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, SunCoke Energy has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by SunCoke Energy. For more information concerning these factors, see SunCoke Energy’s Securities and Exchange Commission filings. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. SunCoke Energy does not have any intention or obligation to update any forward-looking statement (or its associated cautionary language) whether as a result of new information or future events, after the date of this press release except as required by applicable law.

###

SunCoke Energy, Inc.

Combined and Consolidated Statements of Income

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
	(Dollars and shares in millions, except per share amounts)
Revenues
Sales and other operating revenue	$480.1	$403.1	$1,421.4	$1,113.7
Other income, net	0.4	0.4	1.3	1.1

Total revenues	480.5	403.5	1,422.7	1,114.8

Costs and operating expenses
Cost of products sold and operating expenses	388.9	332.8	1,174.6	933.3
Loss on firm purchase commitments	—	—	—	18.5
Selling, general and administrative expenses	20.0	26.0	61.2	64.8
Depreciation, depletion and amortization	18.9	14.7	57.5	42.4

Total costs and operating expenses	427.8	373.5	1,293.3	1,059.0

Operating income	52.7	30.0	129.4	55.8

Interest income—affiliate	—	1.1	—	12.5
Interest income	0.1	0.2	0.4	0.3
Interest cost—affiliate	—	(0.4)	—	(3.6)
Interest cost	(12.3)	(8.8)	(36.4)	(8.8)
Capitalized interest	—	4.6	—	5.3

Total financing (expense) income, net	(12.2)	(3.3)	(36.0)	5.7

Income before income tax expense	40.5	26.7	93.4	61.5
Income tax expense	7.6	5.1	19.9	10.1

Net income	32.9	21.6	73.5	51.4
Less: Net income (loss) attributable to noncontrolling interests	1.3	3.4	2.3	(1.2)

Net income attributable to SunCoke Energy, Inc. / net parent investment	$31.6	$18.2	$71.2	$52.6

Earnings attributable to SunCoke Energy, Inc. / net parent investment per common share:
Basic	$0.45	$0.26	$1.02	$0.75
Diluted	$0.45	$0.26	$1.01	$0.75
Weighted average common shares outstanding:
Basic	70.0	70.0	70.0	70.0
Diluted	70.3	70.0	70.3	70.0

SunCoke Energy, Inc.

Consolidated Balance Sheets

	September 30, 2012	December 31, 2011
	(Unaudited)
	(Dollars in millions, except per share amounts)
Assets
Cash and cash equivalents	$157.8	$127.5
Accounts receivable	91.1	66.2
Inventories	189.2	219.7
Deferred income taxes	0.8	0.6

Total current assets	438.9	414.0

Investment in Brazilian cokemaking operations	41.0	41.0
Properties, plants and equipment, net	1,380.4	1,391.8
Lease and mineral rights, net	52.6	53.2
Goodwill	9.4	9.4
Deferred charges and other assets	38.1	32.4

Total assets	$1,960.4	$1,941.8

Liabilities and Equity
Accounts payable	$121.0	$181.9
Current portion of long-term debt	3.3	3.3
Accrued liabilities	87.7	80.4
Interest payable	8.1	15.9

Total current liabilities	220.1	281.5

Long-term debt	720.8	723.1
Accrual for black lung benefits	33.5	33.5
Retirement benefit liabilities	47.3	50.6
Deferred income taxes	359.2	261.1
Asset retirement obligations	14.2	12.5
Other deferred credits and liabilities	21.7	19.6
Commitments and contingent liabilities

Total liabilities	1,416.8	1,381.9

Equity
Preferred stock, $0.01 par value. Authorized 50,000,000 shares; no issued and outstanding shares at September 30, 2012 and December 31, 2011	—	—
Common stock, $0.01 par value. Authorized 300,000,000 shares; issued and outstanding 69,965,788 and 70,012,702 shares at September 30, 2012 and December 31, 2011, respectively	0.7	0.7
Treasury stock, 592,197 shares at September 30, 2012 and no shares at December 31, 2011	(9.1)	—
Additional paid-in capital	433.0	511.3
Accumulated other comprehensive loss	(8.9)	(6.5)
Retained earnings	91.2	20.0

Total SunCoke Energy, Inc. stockholders’ equity	506.9	525.5
Noncontrolling interests	36.7	34.4

Total equity	543.6	559.9

Total liabilities and equity	$1,960.4	$1,941.8

SunCoke Energy, Inc.

Combined and Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended September 30,
	2012	2011
	(Dollars in millions)
Cash Flows from Operating Activities:
Net income	$73.5	$51.4
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on firm purchase commitments	—	18.5
Depreciation, depletion and amortization	57.5	42.4
Deferred income tax expense	39.2	14.6
Payments (in excess of) less than expense for retirement plans	(6.2)	0.3
Share-based compensation expense	5.1	—
Changes in working capital pertaining to operating activities:
Accounts receivable	(24.9)	(4.2)
Inventories	27.0	(112.8)
Accounts payable and accrued liabilities	(50.7)	51.1
Interest payable	(7.8)	—
Income taxes payable	(23.6)	0.6
Other	(11.3)	(3.2)

Net cash provided by operating activities	77.8	58.7

Cash Flows from Investing Activities:
Capital expenditures	(40.6)	(184.2)
Acquisition of business, net of cash received	—	(37.6)

Net cash used in investing activities	(40.6)	(221.8)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	—	698.5
Debt issuance costs	—	(18.9)
Repayment of long-term debt	(2.5)	(0.7)
Proceeds from exercise of stock options	4.7	—
Repurchase of common stock	(9.1)	—
Purchase of noncontrolling interest in Indiana Harbor facility	—	(34.0)
Decrease in advances from affiliate	—	(412.8)
Repayments of notes payable assumed in acquisition	—	(2.3)
Increase in payable to affiliate	—	5.3
Cash distributions to noncontrolling interests in cokemaking operations	—	(1.2)

Net cash (used in) provided by financing activities	(6.9)	233.9

Net increase in cash and cash equivalents	30.3	70.8
Cash and cash equivalents at beginning of period	127.5	40.1

Cash and cash equivalents at end of period	$157.8	$110.9

Segment Financial and Operating Data

The following tables set forth the sales and other operating revenues and Adjusted EBITDA of our segments and operating data for the three and nine months ended September 30, 2012 and 2011.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
	(Dollars in millions)
Sales and other operating revenues:
Jewell Coke	$74.2	$71.0	$216.8	$197.1
Other Domestic Coke	388.7	310.0	1,139.8	857.3
International Coke	8.3	9.4	27.3	29.1
Coal Mining	8.9	12.7	37.5	30.2
Coal Mining intersegment sales	56.2	44.5	152.5	129.5
Elimination of intersegment sales	(56.2)	(44.5)	(152.5)	(129.5)

Total	$480.1	$403.1	$1,421.4	$1,113.7

Adjusted EBITDA (1):
Jewell Coke	$13.6	$13.9	$41.1	$35.5
Other Domestic Coke	54.9	34.3	143.6	68.1
International Coke	0.9	1.7	1.7	3.5
Coal Mining	10.7	9.2	27.4	33.0
Corporate and Other	(7.7)	(14.3)	(20.1)	(31.0)

Total	$72.4	$44.8	$193.7	$109.1

Coke Operating Data:
Capacity Utilization (%)
Jewell Coke	98	98	98	98
Other Domestic Coke	104	105	104	100

Total	103	104	103	100
Coke production volumes (thousands of tons):
Jewell Coke	177	179	528	530
Other Domestic Coke(2)	920	785	2,732	2,217

Total	1,097	964	3,260	2,747
International Coke production—operated facility (thousands of tons)	310	373	970	1,149
Coke sales volumes (thousands of tons):
Jewell Coke	183	191	540	536
Other Domestic Coke(3)	933	777	2,728	2,231

Total	1,116	968	3,268	2,767

Domestic Coke Adjusted EBITDA per ton (4)	$61.38	$49.79	$56.52	$37.44
Coal Operating Data(5):
Coal sales volumes (thousands of tons):
Internal use	322	272	862	865
Third parties	70	99	268	226

Total	392	371	1,130	1,091

Coal production (thousands of tons)	349	340	1,125	1,015
Purchased coal (thousands of tons)	10	22	33	97
Coal sales price per ton (excludes transportation costs)(6)	$165.17	$154.85	$167.71	$155.87
Coal cash production cost per ton(7)	$142.56	$132.08	$143.12	$124.77
Purchased coal cost per ton(8)	$106.12	$78.79	$88.09	$108.52
Total coal production cost per ton(9)	$145.42	$133.73	$150.52	$130.22

(1)	See definition of Adjusted EBITDA and reconciliations elsewhere in this release.

(2)	Includes Middletown production volumes of 154 thousand and 449 thousand tons for the three and nine months ended September 30, 2012, respectively.
(3)	Excludes 15 thousand and 42 thousand tons of consigned coke sales in three and nine months ended September 30, 2012, respectively. Includes Middletown sales volumes of 156 thousand and 445 thousand tons for the three and nine months ended September 30, 2012, respectively.
(4)	Reflects Jewell Coke plus Other Domestic Coke Adjusted EBITDA divided by U.S. coke sales volumes.
(5)	Includes production from Company and contract-operated mines.
(6)	Includes sales to affiliates.
(7)	Mining and preparation costs, excluding depreciation, depletion and amortization, divided by coal production volume.
(8)	Costs of purchased raw coal divided by purchased coal volume.
(9)	Cost of mining and preparation costs, purchased raw coal costs, and depreciation, depletion and amortization divided by coal sales volume. Depreciation, depletion and amortization per ton were $10.94 and $8.96 for the three months ended September 30, 2012 and 2011, respectively, and $11.19 and $8.45 for the nine months ended September 30, 2012 and 2011, respectively.

SunCoke Energy, Inc.

Reconciliations of Adjusted EBITDA to Net Income

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011
	(Dollars in millions)
Adjusted EBITDA	$72.4	$44.8	$193.7	$109.1
Subtract: Depreciation, depletion and amortization	18.9	14.7	57.5	42.4
Subtract (Add): Financing expense (income), net	12.2	3.3	36.0	(5.7)
Subtract: Income tax expense	7.6	5.1	19.9	10.1
Subtract: Sales discount provided to customers due to sharing of nonconventional fuel tax credits	2.1	3.5	9.1	9.7
Subtract (Add) : Net loss (income) attributable to noncontrolling interest	(1.3)	(3.4)	(2.3)	1.2

Net income	$32.9	$21.6	$73.5	$51.4

Reconciliation of Estimated 2012 Adjusted EBITDA to Net Income

(Dollars in millions)	Low (Estimated)	High (Estimated)
Estimated 2012 Net Income	$94	$104
Depreciation, depletion and amortization	80	78
Total financing costs, net	48	47
Income tax expense	25	34

Estimated 2012 EBITDA	$247	$263

Sales discounts	11	12
Noncontrolling interests	(3)	(5)

Estimated 2012 Adjusted EBITDA	$255	$270

Reconciliation of 2012 Estimated Free Cash Flow

(Dollars in millions)		2012 (Estimated)
Estimated Cash Provided by Operations	In excess of	$179

Estimated cash used in investing activities	Approx.	(75)
Estimated distribution to noncontrolling interests	Approx.	(4)

Estimated Free Cash Flow	In excess of	$100